Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-109120) on Form S-3 and in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404 and 333-122405) on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated March 16, 2005, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of MEMC Electronic Materials, Inc.

As discussed in note 3 to the consolidated financial statements, MEMC changed its method of accounting for spare parts in 2003.

Our report dated March 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that MEMC Electronic Materials, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not employ personnel with adequate expertise in matters related to the accounting for income taxes. As a result of this deficiency in the Company’s internal control over financial reporting, management did not detect errors in the accounting for income tax amounts and disclosures in a timely manner as of and for the year ended December 31, 2004. Specifically, errors were detected that resulted in a net understatement of current tax expense and an additional error was detected that resulted in an understatement of deferred tax benefit. In addition, errors were identified in the Company’s initial income tax footnote disclosures.

St. Louis, Missouri

March 16, 2005